Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-06378, No. 333-103888, No. 333-108149, No. 333-129640, No. 333-129733, No. 333-152662, No. 333-157729, No. 333-185886, No. 333-185887, No. 333-185889, No. 333-185890, No. 333-208658, No. 333-208660, No. 333-208661 and No. 333-232174 on Form S-8 of our reports dated 30 April 2020, relating to the consolidated financial statements of WPP plc and the effectiveness of WPP plc’s internal control over financial reporting appearing in this Annual Report on Form 20-F for the year ended 31 December 2019.

/s/ Deloitte LLP
Deloitte LLP
London, United Kingdom 30 April 2020